UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934
Date of Report (Date of earliest event reported): December 27, 2006
COMSTOCK HOMEBUILDING COMPANIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345

(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

11465 Sunset Hills Road
Reston, Virginia 20910

(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On December 27, 2006, William Bensten resigned as a senior vice president and a named executive officer of Comstock Homebuilding Companies, Inc. (the “Company”). At the same time, Mr. Bensten entered into a six month consulting agreement with the Company.
Item 8.01. Other Events
Villas at Countryside Condominium Sale
     Subsequent to Mr. Bensten’s resignation, Merion-Loudoun, LC, an entity wholly-owned by Mr. Bensten (“Merion”), purchased the 30 remaining undelivered condominium units at the Company’s Villas at Countryside condominium project for $4.2 million. In connection with the purchase of the units, Merion became the successor declarant of the condominium association and entered into an 18-month fee arrangement with Comstock Countryside, LLC, a wholly-owned subsidiary of the Company, to market and sell the units on its behalf.
Settlement of Bank of America Dispute
     On December 29, 2006, the Company and Comstock Bellemeade, L.C., a wholly-owned subsidiary of the Company (“Subsidiary”), issued a press release announcing that the Company and the Subsidiary had settled their dispute with Bank of America, N.A. (the “Lender”) regarding a purported notice of default issued by the Lender on October 18, 2006 related to a Deed of Trust Note and Loan Agreement, each dated as of September 28, 2005.
     The dispute was the result of a contested curtailment demand by the Lender with respect to an acquisition and construction loan for the Company’s Commons at Bellemeade condominiums. As part of the settlement of the dispute, the Lender withdrew the previously issued notice of default and declared the Company to be in compliance with all obligations associated with the Company’s borrowings with the Lender.
Item 9.01 Financial Statements and Exhibits

Exhibit
Number	Description

99.1	Press Release by Comstock Homebuilding Companies, Inc. dated December 29, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 4, 2007

COMSTOCK HOMEBUILDING COMPANIES, INC.
By:	/s/ Jubal R. Thompson
Jubal R. Thompson
General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release by Comstock Homebuilding Companies, Inc. dated December 29, 2006